Exhibit 99.1

Prima Energy Corporation Reports On Reserves, Operations, Hedging and 2004 Plans

    DENVER, March 8 /PRNewswire-FirstCall/ -- Prima Energy Corporation (Nasdaq: PENG) today reported its estimated 2003 year-end oil and gas reserves, and provided updates on its recent operations, hedging activities, estimated 2004 production and capital investment plans for the current year.

    Oil and Gas Reserves

    The Company reported that its estimated net proved reserves at December 31, 2003 totaled 96.0 billion cubic feet (Bcf) of natural gas and 5.0 million barrels of oil, or 125.8 Bcf of natural gas equivalents (Bcfe). Approximately 70% of these proved reserves were classified as developed. The present value of estimated future net revenues from proved reserves, before income taxes, using a 10% discount factor (PV10), totaled approximately $240 million at year-end 2003.

    These estimates were prepared in accordance with Securities and Exchange Commission guidelines that prescribe using product prices in effect as of the last day of the year, without future escalation. Key benchmark spot market prices as of December 31, 2003 were $5.57 per MMBtu of natural gas delivered into the Colorado Interstate Gas ("CIG") pipeline system and $32.52 per barrel of light, sweet crude oil delivered at Cushing, Oklahoma. Incorporating all appropriate adjustments for product quality, location and costs of transportation, average prices reflected in Prima's proved reserve estimates at the end of 2003 were $4.95 per Mcf of natural gas and $32.88 per barrel of oil.

    At the end of the prior year, Prima's estimated proved reserves totaled
87.4 Bcf of natural gas and 3.9 million barrels of oil, or 111.1 Bcfe, with a PV10 of approximately $129 million, using average adjusted product prices of $2.64 per Mcf of natural gas and $31.30 per barrel of oil.

    The 13% year-over-year increase in proved reserves was due to additions of
15.5 Bcfe from extensions, discoveries and acquisitions, and 19.4 Bcfe of net positive revisions, partially offset by 15.4 Bcfe of net production and 4.8 Bcfe of reserves sold or swapped for other assets. The extensions, discoveries and acquisitions were primarily attributable to activities in the D-J Basin and revisions were largely due to the effect of higher gas prices.

    Proved reserves are defined by the Securities & Exchange Commission as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Prima also estimates probable reserves for its D-J Basin and Powder River Basin coal bed methane ("CBM") properties. As defined by the Society of Petroleum Engineers, probable reserves are less certain than proved and are considered to be those that can be estimated with a degree of certainty sufficient to indicate that they are more likely to be recovered than not.

    Using year-end prices held constant, Prima's estimated probable reserves totaled approximately 332 Bcfe at the end of 2003, compared to 323 Bcfe at the end of 2002. At both dates, estimated probable reserves were primarily associated with the Company's Powder River Basin CBM properties.


    Prima's estimated proved and probable reserves were audited by Netherland Sewell & Associates, Inc., independent petroleum engineering consultants.

    In addition to the SEC Constant Price Case, we also prepared reserve estimates based on prices quoted on futures markets on December 31, 2003 for each of the next five years, after which prices were held constant. After incorporating all adjustments to quoted benchmark index prices that are applicable to our property base, average price realizations reflected in this alternate case for proved reserves were $3.67 per Mcf of natural gas and $27.64 per barrel of crude oil. For probable reserves, the average gas price of $2.83 per Mcf reflected a significantly greater weighting of Powder River Basin CBM production, for which we receive lower wellhead prices. The following table summarizes estimated proved and probable reserve volumes and PV10 values calculated as of December 31, 2003 for both the year-end Constant Price Case and this Alternate Price Case.



                             Constant Price Case      Alternate Price Case
                             Volumes        PV10      Volumes         PV10
                              (Bcfe)     (Millions)    (Bcfe)      (Millions)
    Proved Reserves           125.8        $239.8      115.6         $163.9
    Probable Reserves         332.5        $477.6      320.9         $260.6
    Proved + Probable
     Reserves                 458.3        $717.4      436.5         $424.5

    2003 Investment Activities and 2004 Capital Budget

    Prima's investments on oil and gas properties in 2003 aggregated approximately $26.9 million ($25.1 million, net of $1.8 million of proceeds from asset sales). The gross amount included approximately $12.4 million for exploitation and development of properties in the D-J Basin, $8.5 million of costs incurred on Powder River Basin CBM properties, $3.1 million for exploration and development of other properties, $0.8 million for acreage costs, and $2.1 million of capitalized overhead. A significant portion of these investments was related to development of proved properties in the D-J Basin and in the Porcupine-Tuit CBM area, or was incurred on projects still under evaluation for proved reserves, such as deeper coal seams in the Powder River Basin and active exploratory prospects.

    Drilling activities in 2003 were conducted on 123 (86.2 net) wells. These included 28 (27.0 net) wells in the D-J Basin, 76 (57.7 net) CBM wells in the Powder River Basin, 17 (1.3 net) wells in the Cave Gulch area in the Wind River Basin, and two (0.2 net) exploratory wells in the Green River and Washakie Basins, respectively. Production has been established from all of the D-J Basin wells, 24 (23.0 net) of the CBM wells, and 15 (1.2 net) Cave Gulch wells. The remaining wells are all waiting on hook-up or are still being completed. During 2003, Prima also participated in refracturing or recompleting 42 (41.0 net) D-J Basin wells, all of which were successfully restored to production with improved rates.

    Excluding acquisitions, Prima's preliminary plans for 2004 provide for capital investments of approximately $45 million. Our current projected allocation for these capital investments is approximately as follows: $14 million for development of properties in the D-J Basin; $24 million for exploitation of CBM properties in the Powder River Basin; and $7 million for other costs, including higher-risk exploration activities, acreage acquisitions, oilfield services equipment, and capitalized overhead. This budget is preliminary and may be adjusted upward or downward in response to new developments during the year.

    Expected 2004 activities include: drilling approximately 35 wells and re-fracturing or re-completing approximately 50 wells in the D-J Basin; drilling an estimated 150 CBM wells in the Powder River Basin and hooking up most of these and 130 previously-drilled CBM wells; participation in up to six wells in the Cave Gulch area; and continued exploratory operations on Prima's Coyote Flats Prospect in Utah and the Merna Prospect in the Green River Basin. A test well may also be initiated this year on the Christmas Meadows prospect in the Table Top Unit, along the Overthrust Belt in northeastern Utah. These activities are dependent on securing drilling permits and other required regulatory approvals, among other factors.

    The CBM activities planned for 2004 include additional drilling to further develop the Porcupine-Tuit field, which currently produces from a relatively shallow Wyodak coal, and operations to evaluate and develop deeper unproved coals within our Kingsbury, Cedar Draw, North Shell Draw and Wild Turkey project areas. We anticipate that these deeper coals will need to be de-watered for a period of time, perhaps a year or more, before significant gas production rates are established. As a result, these activities may not generate significant additions to proved reserves in the current year, but if our expectations are met they would be expected to result in the conversion of a substantial portion of our probable reserves to proved reserves and increased production over the following two to three years.

    We intend to fund these planned capital investments with cash flow from operations and available working capital. Although not budgeted, we continue to seek acquisitions that we believe will enhance our existing businesses. At the end of 2003, Prima held cash and short-term investments totaling approximately $57 million and had no long-term debt. An acquisition could be consummated using these cash reserves, bank borrowings, and/or through issuance of debt or equity securities.


    Production

    Without contributions from new exploration or acquisitions, we are projecting that our current year oil and gas production will total between
15.6 Bcfe and 16.1 Bcfe, which compares to 15.4 Bcfe in 2003. Approximately 40% of current year production is projected to come from Powder River Basin CBM properties. Most of this is expected to be derived from currently producing Porcupine-Tuit wells that will exhibit depletion-related declines during the year. Contributions from new wells in the Powder River Basin are expected to begin during the third quarter and increase as de-watering occurs. Overall, excluding acquisitions or discoveries, Prima's net production is projected to decline during 2004 until late in the year when production from new CBM wells is expected to ramp up.


    Commodity Derivatives / Hedges

    Prima's open derivatives contracts cover an aggregate 5,250,000 MMBtu of natural gas and 95,000 barrels of crude oil, as summarized below:


    Time Period                      Market      Total Volumes      Contract
                                     Index      (MMBtu or Bbls)       Price
    Natural Gas
      April - October 2004         NW Rockies      4,900,000          $4.41
      November 2004                   CIG            350,000           4.00
    Crude Oil
      April - September 2004         NYMEX            95,000          31.27


    As of the market close on February 27, 2004 these open positions had an aggregate unrealized mark-to-market net loss of $2,474,000. Year-to-date, the Company has realized net losses totaling $442,000 on commodity derivative positions that have been closed out.

    For the first three months of 2004, the CIG monthly index has averaged $4.87 per MMBtu, compared to $3.78 in the same period of 2003. As of the market close on February 27, 2004, the quoted futures prices for the CIG index for the months of April through December 2004 averaged $4.72 per MMBtu, compared to $4.12 per MMBtu for the same months in 2003.


    Prima is a Denver-based independent oil and gas company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through its wholly owned subsidiaries, Prima is also engaged in oil and gas property operations, oilfield services and natural gas gathering, marketing and trading. The Company's current activities are principally conducted in the Rocky Mountain region of the United States.


    Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable reserves, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosures in our Form 10-K, File No. 0-9408, available from us at 1099 18th Street, Suite 400, Denver, CO 80202 or through our website at www.primaenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or via the website www.sec.gov.


    This press release contains "forward-looking statements" which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to oil and gas reserve estimates, future drilling and development plans, future capital investments, liquidity, financing of operations, future oil and natural gas prices, future oil and gas production, future cash flow, future additions to proved reserves, and other such matters. The words "expected," "anticipate," "projected," "intend" or "planned," and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prima does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of oil and natural gas prices; hedging activities; operating hazards and uninsured risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); uncertainties about oil and natural gas reserve estimates; the need to develop and replace oil and natural gas reserves; the substantial capital expenditures required to fund operations; risks related to exploration and developmental drilling; competition and the conduct of third parties. For a more complete explanation of these various factors, see "Cautionary Statement for the Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" included in the Company's latest Annual Report on Form 10-K filed with the Securities And Exchange Commission.



SOURCE  Prima Energy Corporation
    -0-                             03/08/2004
    /CONTACT: Richard H. Lewis, President and Chief Executive Officer, or Neil L. Stenbuck, Executive Vice President and Chief Financial Officer, both of Prima Energy Corporation, +1-303-297-2100/
    /Web site:  http://www.primaenergy.com /
    (PENG)

CO:  Prima Energy Corporation
ST:  Colorado
IN:  OIL UTI
SU: